Exhibit 24.1

POWER OF ATTORNEY

KNOW ALL PERSONS BY THESE PRESENT, that the undersigned director, officer or beneficial owner of securities, or any combination thereof, as the case may be, of NPS Pharmaceuticals, Inc., a Delaware corporation (the “Company”), hereby constitutes and appoints Jill Thompson as his true and lawful attorney-in-fact and agent, with full power of substitution, for him and in his name, place and stead, in any and all capacities, to sign any Forms 3, 4 and 5 (the “Forms”) relating to the undersigned’s ownership of certain securities of the Company required to be filed with the United States Securities and Exchange Commission (the “Commission”) under Section 16 of the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder, and any amendments thereto, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Commission and to appear before the Commission in connection with any matter relating thereto. Said attorneyin-fact and agent shall have the full power and authority to do and perform each and every act and thing requisite and necessary as fully as to all intents and purposes as she might or could do in person. The undersigned hereby ratifies and confirms all that said attorney-in-fact and agent or her substitute or substitutes may lawfully do or cause to be done by virtue hereof. The rights, powers and authority of said attorney-in-fact and agent herein granted shall remain in full force and effect until revoked by the undersigned by giving written notice of such revocation to the Company.

IN WITNESS WHEREOF, the undersigned has executed this instrument this 29th of January 2014.

/s/ Francois Nader
Name: Francois Nader